AMENDMENT NO. 1 TO
EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment No. 1 to Executive Employment Agreement (“Amendment”) is made as of October 11, 2022 between KVH Industries, Inc. a Delaware corporation (the “Company”), and Brent C. Bruun (the “Executive”).
WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement (the “Agreement”) dated as of May 2, 2022;
WHEREAS, on June 15, 2022, the Executive was appointed President and Chief Executive Officer of the Company; and
WHEREAS, in light of such promotion, the Company and the Executive wish to modify certain terms of the Agreement, including the Executive’s compensation and an extension of the period during which the Executive must continue to remain employed by the Company in order to earn the Retention Bonus (as defined in the Agreement) from December 31, 2022 to December 2023, subject to the terms and conditions of the Agreement,
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Defined Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings given to them in the Agreement.
2.Increase in Base Salary. Section 2(a) of the Agreement is hereby amended to insert the following immediately after the first sentence thereof: “Effective as of July 1, 2022, the Executive’s annual base salary is increased to the rate of $448,360 per year. The amount of the increase in salary for the period beginning July 1, 2022 to the date of this Amendment shall be paid promptly after the date of this Amendment but not before the Company’s next regularly scheduled payroll date.”
3.Increase in Target Bonus Percentage. Section 2(b) of the Agreement is hereby amended to insert the following sentence immediately after the second sentence thereof: “Effective as of July 1, 2022, the Executive’s target annual incentive compensation shall be eighty percent (80%) of the Executive’s Base Salary.” For avoidance of doubt, the Executive’s target annual incentive compensation shall remain at sixty percent (60%) of the Executive’s Base Salary (as in effect on May 2, 2022) for the period from January 1, 2022 to June 30, 2022.
4.Extension of Retention Date for Retention Bonus.
(a)Section 2(f)(i) of the Agreement is hereby deleted and replaced with the following:
“(i)    If the Executive continues to serve as an employee of the Company from the date hereof through December 31, 2023 (the “Retention Date”), then the Company shall pay the Executive a cash retention bonus (the “Retention Bonus”) in an amount equal to seventy-five percent (75%) of the highest Base Salary in effect for Executive on or before the date Executive becomes entitled to receive the Retention Bonus or the Partial Retention Bonus, such Retention Bonus to be paid within thirty (30) days after the Retention Date in a manner that is consistent with the Company’s usual payroll practices for executive officers. If the Executive continues to serve as an employee of the Company from the date hereof through December 31, 2022, then notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock option and other stock-based awards subject to vesting held by the Executive (collectively, the “Equity Awards”) that would otherwise vest in the twelve (12) months after December 31, 2022 (assuming that any performance-based conditions to vesting shall have been satisfied at the target level of performance) shall on December 31, 2022 accelerate and become exercisable or non-forfeitable.
(b)Sections 2(f)(ii) and (iii) of the Agreement are hereby amended to replace the date “December 31, 2022” with the date “December 31, 2023” in each of the four places that such date appears in such Sections.
5.No Other Changes. Except as set forth in this Amendment, the Agreement shall continue in full force and effect.
6.Entire Agreement. This Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Equity Documents shall remain in full force and effect.
7.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
8.Sections Applicable to this Amendment. The provisions of Section 10, Sections 12 through 22 and the first sentence of Section 23 shall apply to this Amendment to the same extent that they apply to the Agreement.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.
KVH Industries, Inc.

By: /S/ CHARLES R. TRIMBLE
Name: Charles R. Trimble
Title: Chair, Compensation Committee

EXECUTIVE

/S/ BRENT C. BRUUN
Brent C. Bruun
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